Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, December 5, 2016	INVESTOR RELATIONS CONTACT: Ashlee Kishimoto (808) 838-5421 Ashlee.Kishimoto@HawaiianAir.com
MEDIA RELATIONS CONTACT: Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com
Hawaiian Airlines Reports November 2016 Traffic Statistics and Updates Expected Fourth Quarter Metrics

HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA), has announced its system-wide traffic statistics for the month of November and year to date. It also updated its expectations for certain fourth quarter financial metrics.

SYSTEM-WIDE OPERATIONS1

NOVEMBER	2016	2015	% CHANGE
PAX	869,970	845,276	2.9%
RPMS (000)	1,249,075	1,145,855	9.0%
ASMS (000)	1,455,392	1,414,898	2.9%
LF	85.8%	81.0%	4.8 pts.

YEAR-TO-DATE	2016	2015	% CHANGE
PAX	10,123,319	9,768,020	3.6%
RPMS (000)	14,155,896	13,218,458	7.1%
ASMS (000)	16,795,372	16,218,104	3.6%
LF	84.3%	81.5%	2.8 pts.

PAX	Passengers transported
RPM	Revenue Passenger Miles; one paying passenger transported one mile
ASM	Available Seat Miles; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1 Includes the operations of contract carriers under capacity purchase agreements.

Fourth Quarter 2016 Outlook

The Company has revised its expectations for the quarter ending December 31, 2016 provided in its Third Quarter 2016 Earnings Release on October 18, 2016.

Specifically, the Company raised its expectation for revenue per ASM growth and increased its guidance range.

The Company also announced today that it will add three new aircraft as part of its long-term fleet strategy with the purchase of one A330-200 arriving in the fourth quarter of 2017 and has a letter of intent to lease two additional A321neos being delivered in early 2018.  The newly ordered planes will enable the Company to early retire its fleet of Boeing 767 aircraft by the end of 2018.  This will result in a non-cash impairment charge of approximately $45 to $50 million to the Company’s owned fleet of Boeing 767 aircraft, engines and related assets in the fourth quarter of 2016.  After taxes, the impairment charge on net income is expected to be $27 to $30 million. The Company also expects to record a financial charge resulting from the early termination of a third-party maintenance contract for certain activities related to its Boeing 767 aircraft when an agreement is reached.

The table below summarizes the Company’s expectations for the fourth quarter ending December 31, 2016, expressed as an expected percentage change compared to the results for the quarter ended December 31, 2015.

Item	Original Guidance	Revised Guidance	GAAP Equivalent	Original Guidance	Revised Guidance
Cost per ASM Excluding Fuel and Impairment Charge (a)	Up 2.5% to up 5.5%	Up 2.5% to up 5.5%	Cost per ASM (a)	Up 2.8% to up 6.4%	Up 11.3% to up 16.0%
Operating Revenue Per ASM	Up 0.5% to up 3.5%	Up 3% to up 6%
ASMs	Up 3% to up 5%	Up 3% to up 5%
Gallons of jet fuel consumed	Up 4.5% to up 6.5%	Up 4.5% to up 6.5%
Economic fuel cost per gallon (b)(c)	$1.50 to $1.60	$1.45 to $1.55	Fuel cost per gallon (b)	$1.56 to $1.66	$1.49 to $1.59

(a) See reconciliation of operating expenses to operating expenses excluding aircraft fuel and impairment charge.
(b) Fuel estimates are based on the November 30, 2016 fuel forward curve.
(c) See reconciliation of actual fuel costs to economic fuel costs.

The Company believes that providing Cost per ASM Excluding Fuel and Impairment Charge provides useful information about the underlying ongoing cost structure of the Company and is consistent with the metrics used by management to measure and monitor the Company’s costs. The Company believes that economic fuel expense is the best measure of the effect of fuel prices on the business as it most closely approximates the net cash outflow associated with the purchase of fuel for operations in a period and is consistent with how management manages the business and assesses operating performance. The Company defines economic fuel expense as raw fuel expense plus (gains)/losses realized through actual cash payments to/(receipts from) hedge counterparties for fuel hedge derivatives settled in the period inclusive of costs related to hedging premiums.

Non-GAAP Financial Reconciliations

	Estimated three months ending December 31, 2016
GAAP operating expenses	$533,220		-	$565,674
Less: aircraft fuel, including taxes and delivery	90,397		-	98,257
Less: impairment charge	45,000		-	50,000
Adjusted operating expenses - excluding aircraft fuel	$397,823		-	$417,417
Available Seat Miles	4,523,546		-	4,611,382

CASM - GAAP	11.78	¢	-	12.27	¢
Less: aircraft fuel	1.99		-	2.12
Less: impairment charge	1.00		-	1.10
CASM - excluding aircraft fuel and impairment charge	8.79	¢	-	9.05	¢

	Estimated three months ending December 31, 2016
	(in thousands, except per-gallon amounts)
Aircraft fuel expense, including taxes and delivery	$90,397	-	$98,257
Realized (gains)/losses on settlement of fuel derivative contracts	(2,500)	-	(2,500)
Economic fuel expense	$87,897	-	$95,757
Fuel gallons consumed	60,618	-	61,779
Economic fuel costs per gallon	$1.45	-	$1.55

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to statements regarding the Company’s operating revenue per available seat mile, cost per available seat mile excluding fuel, gallons of jet fuel consumed and economic fuel cost per gallon, each for the quarter ending December 31, 2016, as well as planned changes in the Company’s fleet and the amount of the related impairment charge, including on a tax affected basis. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter ending December 31, 2016 to be materially different from any expected results, expressed or implied, in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent filings with the Securities Exchange Commission.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 12 years (2004-2015) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 87th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland. Hawaiian offers non-stop service to

Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).

For media inquiries, please visit Hawaiian Airlines’ online newsroom.